UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): June 15, 2005


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)


         1-5721                                           13-2615557
(Commission File Number)                       (IRS Employer Identification No.)


315 PARK AVENUE SOUTH, NEW YORK, NEW YORK                          10010
 (Address of Principal Executive Offices)                        (Zip Code)


                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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           Item 1.01.  Entry into a Material Definitive Agreement.
           Item 1.02.  Termination of a Material Definitive Agreement.


           On June 15, 2005, Leucadia National Corporation ("Leucadia") and its subsidiaries, WilTel Communications Group, LLC and WilTel Communications, LLC (collectively "WilTel"), reached agreement with SBC Communications Inc. and its subsidiaries (collectively "SBC") pursuant to which the existing alliance agreements between WilTel and SBC were terminated and a new Master Services Agreement dated June 15, 2005 was entered into among WilTel Communications Group, LLC, WilTel Local Network, LLC, SBC Services, Inc. and SBC Communications Inc.

           As more fully described in Leucadia's 2004 Form 10-K, SBC is WilTel's largest customer. In January 2005, SBC announced its pending merger with AT&T and its intention to migrate the services provided by WilTel to the AT&T network. WilTel has been in negotiations with SBC with respect to transition pricing and other matters as a result of SBC's announcement. The Master Services Agreement and the Termination, Mutual Release and Settlement Agreement are the result of these negotiations.

           Pursuant to the Termination, Mutual Release and Settlement Agreement dated June 15, 2005 among Leucadia, WilTel, SBC Communications Inc., SBC Operations, Inc. and SBC Long Distance, LLC, in exchange for the termination of the existing alliance agreements and the exchange of mutual releases, WilTel will receive aggregate cash payments from SBC of $236 million. Of this amount, $11 million is payable on January 3, 2006, and the balance is payable in twelve equal monthly installments beginning on the earlier of April 30, 2006 or the closing or termination of SBC's agreement to acquire AT&T.

           Under the new Master Services Agreement, SBC is to purchase WilTel services at prices currently in effect, with minimum purchase commitments for on-net services (described in the next paragraph) of $600 million for the period from January 1, 2005 through December 31, 2007, and $75 million for the period from January 1, 2008 through December 31, 2009. WilTel estimates that approximately $92 million of this purchase commitment has been satisfied for services provided through April 2005. If SBC fails to spend the required $600 million or $75 million during the respective designated periods, SBC will pay the amount of any deficiency and receive a credit equal to such amount to be used for future services. If SBC spends more than $600 million during the initial three-year period, any excess will be credited toward the $75 million commitment in the second period. In addition, WilTel will have the opportunity to earn up to an additional $50 million by meeting quality of service performance criteria in 2006 and 2007. The Master Services Agreement also designates WilTel as a preferred provider to SBC for diversity interexchange services and other interexchange services not provided on SBC owned facilities.


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
           SBC's minimum purchase commitments exclude access and off-net costs. However, for financial reporting purposes these costs are included as revenues, with offsetting amounts reported in telecommunications cost of sales, on Leucadia's consolidated statements of operations. For purposes of illustrating the relationship between the minimum commitments and reported revenues from SBC, WilTel's reported 2004 SBC revenues of approximately $1,033 million would have represented approximately $233 million of the minimum purchase commitment, had the new agreement been in effect last year. WilTel estimates that the aggregate purchase commitments of $675 million would result in recognition of operating revenues as the services are provided of approximately $2.7 billion, assuming the actual product mix of services provided is the same as during the first four months of 2005. However, because it is unlikely that the product mix of services will remain exactly the same or that SBC will continue to purchase all access costs through WilTel, actual revenues recognized are likely to be different than this estimate.

           In addition, the Master Services Agreement provides that $18 million of the $25 million that SBC paid to WilTel in 2004 to pre-fund capital expenditures will be applied as a credit against amounts that would otherwise be payable for services during the second half of 2005, with the balance to be retained by WilTel. The amount received during 2004 was not recognized as income and has been reflected as a liability on Leucadia's consolidated balance sheet.

           Leucadia does not believe that these arrangements have had or could reasonably be expected to result in a material adverse effect on WilTel, particularly inasmuch as Leucadia believes that these new agreements, along with WilTel's existing liquidity, will provide WilTel with sufficient funds to pay its long-term debt obligations as they become due. However, Leucadia has agreed with SBC that if WilTel's debt under its credit agreement becomes due and payable, Leucadia will advance funds to WilTel for payment of such debt.

           As more fully described in Leucadia's quarterly report on Form 10-Q for the quarter ended March 31, 2005, during the first quarter of 2005, Leucadia assessed the carrying amount of WilTel's long-lived assets for impairment as a result of SBC's intention to migrate the services provided by WilTel to the AT&T network. Leucadia's conclusion that an impairment charge was not required was based upon its analysis of WilTel's estimates of future cash flows, with the estimate of the cash flows to be received from SBC being the most significant assumption in the analysis. Since WilTel's new estimate of the cash flows that will be received from SBC is greater than the amounts assumed for the first quarter impairment analysis, Leucadia has concluded that no impairment charge will be required as a result of these new agreements with SBC.



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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: June 16, 2005


                                         LEUCADIA NATIONAL CORPORATION

                                         /s/ Joseph A. Orlando
                                         ------------------------------------
                                         Name: Joseph A. Orlando
                                         Title: Vice President and Chief
                                                Financial Officer















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